                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               LINDAL CEDAR HOMES
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                    [LOGO]

                             4300 South 104th Place
                           Seattle, Washington 98178

- - --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
- - --------------------------------------------------------------------------------

     Notice is hereby given that the Annual Meeting of the Shareholders of Lindal Cedar Homes, Inc. will be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington on May 25, 1995 at 3:00 p.m., pursuant to a resolution of the Board of Directors for the following purposes:

     1. To amend the Company's bylaws to provide for two classes of directors.

     2. To elect a Board of Directors, five to hold office for one year, and five to hold office for two years, or until their successors are elected and qualified.

     3. To amend the Company's Directors and Distributors Stock Option Plan to increase the number of options to be granted to non-employee Directors and to increase the number of shares that may be issued under the Plan.

     4. To elect independent auditors to examine the consolidated financial statements of the Company for the year ending December 31, 1995.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 10, 1995 will be entitled to vote. For the convenience of the shareholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he can be present at the meeting, or for any reason desires to do so, may revoke this proxy at any time before it is voted.

     Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors

                                          SIR WALTER LINDAL
                                          Chairman Emeritus and Secretary
Seattle, Washington
May   , 1995

                            LINDAL CEDAR HOMES, INC.
                             4300 SOUTH 104TH PLACE
                           SEATTLE, WASHINGTON 98178

- - --------------------------------------------------------------------------------

                                PROXY STATEMENT

- - --------------------------------------------------------------------------------

     For Annual Meeting of Shareholders To Be Held May 25, 1995.

     Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company. The individuals named as Proxies are Sir Walter Lindal and Robert W. Lindal. Proxies may be solicited by use of the mails, by personal interview or by telephone and may be solicited by officers and directors and by other employees of the Company. All costs of solicitation of proxies will be borne by the Company.

     All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted in favor of the proposals set forth therein.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on April 3, 1995 there were 4,039,522 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 10, 1995 will be entitled to vote at the meeting. Shareholders have cumulative voting rights with respect to the election of directors and may exercise these rights without giving any notice or taking any other prior action. The existence of cumulative voting rights means that a shareholder may cast a total number of votes in the election of directors which is equal to the number of directors to be elected multiplied by the number of such shareholder's shares. Such votes may be cast entirely for one candidate or may be distributed equally or disproportionately among as many candidates as the shareholder may consider appropriate.

     A shareholder may vote in person or by proxy. A proxy must be in writing and dated and signed by the shareholder. A shareholder giving a proxy has the power to revoke it at any time before it is voted.

     The following table sets forth as of April 3, 1995 certain information as to the number of shares of common stock beneficially owned by each person who is known to the Company to own beneficially more than 5% of its outstanding common stock or who is a Company director or nominee for director, and by all officers and directors of the Company as a group:

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                           NUMBER                PERCENTAGE OF
                   NAME                OF SHARES(1)(5)         OUTSTANDING SHARES
- - ---------------------------------------------------------------------------------------
     Sir Walter Lindal(2)                  937,908(3)                 22.10%
     Robert W. Lindal(2)                   433,389(4)                 10.21
     Douglas F. Lindal(2)                  382,118(4)                  9.00
     Bonnie G. McLennaghan(2)              377,943(4)                  8.91
     Martin J. Lindal(2)                   358,863(4)                  8.46
     Robert M. McLennaghan(2)                  708                        *
     Everett G. Martin                      44,074                     1.04
     Harry A. Pryde                             --                       --
     Rick L. Stanley                           146                        *
     Daniel B. Ward                            708                        *
     Charles R. Widman                         708                        *
     William M. Weisfield                       --                       --
     All officers and directors
       as a group (16 persons)           2,602,805                    61.34
- - ---------------------------------------------------------------------------------------

  * less than one percent

(1) Beneficial ownership includes both voting power and investment power.

(2) Robert W. Lindal, Martin J. Lindal and Douglas F. Lindal are sons, and Bonnie G. McLennaghan is the daughter, of Sir Walter Lindal. Robert M. McLennaghan is the husband of Bonnie G. McLennaghan. The address of each of the individuals listed is the address of the Company's headquarters at 4300 South 104th Place, Seattle, Washington 98178.

(3) Includes 772,898 shares held by Lindal, Inc., a private corporation controlled by Sir Walter Lindal in which all adult members of the Lindal family have an ownership interest.

(4) Does not include 772,898 shares owned by Lindal, Inc.

(5) With respect to each such individual and to all officers and directors as a group, the beneficial ownership data includes options to purchase common stock exercisable within 60 days as follows: (i) options to purchase 27,375 shares held by each of Sir Walter Lindal, Robert W. Lindal, Douglas F. Lindal, Martin J. Lindal and Bonnie G. McLennaghan, (ii) options to purchase 14,094 shares held by Everett G. Martin, (iii) options to purchase 708 shares held by each Robert M. McLennaghan, Daniel B. Ward and Charles R. Widman, (iv) options to purchase 146 shares held by Rick L. Stanley, and (v) options to purchase 203,961 shares held by all officers and directors as a group.

                    PROPOSAL 1:  AMENDMENT TO THE BYLAWS --
                          CLASSIFICATION OF DIRECTORS

     The Board of Directors has unanimously approved and recommends to the shareholders the adoption of an amendment to the Company's Bylaws providing for the classification of the Board of Directors. The amendment would divide the Board into two classes with staggered two-year terms. The Board classification is intended to encourage continuity in the management of the business and affairs of the corporation, especially the retention of non-employee directors by increasing the period that each agrees to serve as a member of the Board.

     The amendment may have the effect of increasing the amount of time necessary for a substantial shareholder to gain control of the Board of Directors. Adoption of the amendment may discourage takeover attempts or accumulation of stock by outsiders.

     The amendment is not recommended in response to any effort of which Company management or the Board of Directors is aware to obtain control of the Company or to change the Board. The Board has no present intention of soliciting shareholder approval of any other proposals that would affect the ability of third parties to change control of the Board of Directors.

     The Articles and Bylaws do not presently contain any provisions intended by the Company to have an anti-takeover effect. However, there are, as of April 3, 1995, 5,960,478 shares of authorized but unissued common stock and 3,000,000 shares of authorized but unissued preferred stock. The Board has power to issue authorized but unissued shares and to determine, subject to the provisions of the Articles of Incorporation and applicable law, the rights, including voting rights, preferences and limitations of the authorized but unissued preferred stock.

     As of April 3, 1995, the present members of the Board hold approximately 2,158,622 shares of common stock (including stock options) which is approximately 50.9% of the outstanding common stock. The members of the Lindal family (Sir Walter Lindal, Robert W. Lindal, Douglas F. Lindal, Bonnie G. McLennaghan and Martin J. Lindal) hold approximately 58.7% of the outstanding common stock. See "Voting Securities and Principal Holders Thereof" above. In view of these ownership percentages, the Board does not believe that third parties are likely to seek control of the Company by accumulations of the Company's stock in market transactions or by means of a proxy contest.

     The Board classification amendment may have the effect of encouraging persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors who would then be in a position to negotiate a transaction which is fair to all stockholders.

DESCRIPTION OF THE AMENDMENT

     Pursuant to the Board classification amendment, the Board would be divided into two classes as nearly equal in number as possible, with initial terms of office for the first and second classes expiring at the annual meetings of Shareholders in 1996 and 1997, respectively. Starting with the 1996 Annual Meeting, one class of directors would be elected each year for a two-year term. Information regarding the current nominees for election at the 1995 Annual Meeting and the terms for which each would initially serve is set forth under "Election of Directors" below.

     The classification of directors will have the effect of making it more difficult to change the composition of the Board. At least two annual shareholders meetings instead of one will be required to effect a change in the entire Board. In the event of vacancies, the remaining directors may fill the vacancy. Under the existing Bylaws of the Company, a director may only be removed for cause. The Company's Articles of Incorporation provide for cumulative voting.

     Although continuity and stability of the Board has not presented a serious problem in the past, the Board believes that a classified Board will help to promote continuity and stability of Company management. In particular, it is intended that this amendment encourage non-employee directors to remain on the Board for longer periods.

     THE BOARD HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT TO THE BYLAWS PROVIDING FOR THE CLASSIFICATION OF DIRECTORS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1. THE ADOPTION OF THE AMENDMENT WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AT THE 1995 ANNUAL MEETING.

                       PROPOSAL 2:  ELECTION OF DIRECTORS

     The Board of Directors presently consists of eleven members but effective at the 1995 Annual Meeting, the Board will be reduced to ten members. All ten members of the Board of Directors will be elected at the meeting. If the Amendment to the Bylaws providing for classification of the Board is approved by the shareholders (See "Amendment to the Bylaws - Classification of Directors"), then Robert W. Lindal, Martin J. Lindal, Charles R. Widman, Everett G. Martin and Daniel B. Ward will be elected for initial terms expiring at the 1996 Annual Meeting and William M. Weisfield, Harry A. Pryde, Rick L. Stanley, Douglas F. Lindal and Sir Walter Lindal will be elected for initial terms expiring at the 1997 Annual Meeting; in all cases until their respective successors have been elected and qualified. If the Amendment is not approved, all nominees elected as directors will serve until the 1996 Annual Meeting and their respective successors are elected and qualified. The directors will be elected by a plurality vote of the shares represented, in person or by proxy, at the meeting.

     Each year the Board of Directors has traditionally selected a nominee for director from among the Company's distributors. The Company believes this improves relationships with its distributors by giving them a voice in the decision-making process and provides the Company with an additional source of information about its markets. The Board of Directors has selected Rick L. Stanley from among its distributors as a nominee for election as a director at the 1995 Annual Meeting. Mr. Stanley was elected to the Board in January 1995 to fill a vacancy created by the resignation of Charles T. Kollerer.

     Each of the nominees for director has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

     During 1994, there were six meetings of the Board of Directors. No director attended fewer than 75% of the meetings of the Board of Directors and the various committees thereof at which he or she was entitled to vote, except that Robert M. McLennaghan attended three of the five meetings of the Audit Committee held during 1994.

     The following table sets forth information regarding each nominee for election as a director and each executive officer of the Company:

                                           DIRECTOR                POSITION
         NAME(1)              AGE           SINCE                WITH COMPANY
- - ------------------------------------------------------------------------------------
Sir Walter Lindal(2)          76        1966-1975         Chairman Emeritus of the
                                          & 1978 on         Board of Directors,
                                                            Secretary and Director
Robert W. Lindal(2)           47        1969-1975         Chairman of the Board of
                                          & 1976 on         Directors and Chief
                                                            Executive Officer
Douglas F. Lindal(2)          44        1971-1975         President and Director
                                          & 1980 on
Bonnie G. McLennaghan(2)      50        1966-1981         Vice President
                                          & 1984-1993
Martin J. Lindal(2)           41        1981              Vice President Information
                                                            Systems & Assistant
                                                            Secretary and Director
Everett G. Martin             71        1986              Vice President Midwest &
                                                            Eastern Canada and
                                                            Director
Harry A. Pryde                64        1994              Director
Rick L. Stanley               36        1995              Director
Daniel B. Ward                67        1993              Director
Charles R. Widman             69        1993              Director
William M. Weisfield          53        1994              Director
Richard C. Bendix             46                          Vice President Marketing
John F. Dacy                  46                          Vice President Finance and
                                                            Treasurer
Gary D. Kline                 46                          Vice President Operations
Frank D. Knowles              54                          Vice President Sales
- - ------------------------------------------------------------------------------------

(1) Each of the individuals listed are nominees for director except Messrs. Bendix, Dacy, Kline and Knowles, and Mrs. McLennaghan who serve solely in their capacities as executive officers of the Company. Each executive officer is elected by the Board of Directors following the Annual Meeting of shareholders to serve for a term of one year or until a successor is elected and qualified. The address of each of the individuals listed is the address of the Company's headquarters at 4300 South 104th Place, Seattle, Washington 98178.

(2) Robert W. Lindal, Martin J. Lindal and Douglas F. Lindal are sons, and Bonnie G. McLennaghan is the daughter of Sir Walter Lindal.

     SIR WALTER LINDAL was Chairman of the Board from 1981 until January 1995, when he became Chairman Emeritus of the Company. Mr. Lindal has been Secretary of the Company since 1981. From 1966 to 1975 he was President of the Company and Chairman of the Board and actively managed the Company. Mr. Lindal is the Company's founder.

     ROBERT W. LINDAL was President of the Company from 1981 to January 1995, when he became Chairman of the Board. He has been the Chief Executive Officer of the Company since

1981. Mr. Lindal will continue to have the operations and finance areas of the Company report to him. Mr. Lindal has been a Director of the Company from 1969 to 1975 and 1976 to the present. Prior to 1981, Mr. Lindal was an independent distributor for the Company's products in Hawaii, and the Canadian Production Facilities Manager for the Company. Mr. Lindal is a structural engineer.

     DOUGLAS F. LINDAL was Executive Vice President from 1981 until January 1995, when he became President and Chief Operating Officer of the Company. Mr. Lindal will continue to have the sales, marketing and administration areas report to him as well as function as General Manager supervising most Company activities. He has served as a Director of the Company from 1971 to 1975 and from 1980 to the present. Prior to 1981, Mr. Lindal also was an independent distributor for the Company's products in Hawaii and in various sales and administrative positions for the Company.

     BONNIE G. MCLENNAGHAN has been active in marketing as Publications Director since the Company's formation in 1966 and served as an officer and director of the Company from 1966 to 1981 and as a director from 1984 to February 1993. From 1981 to 1986, Mrs. McLennaghan was Director of Publications. In 1986, she was elected Vice President Publications and in 1990 was elected Vice President.

     MARTIN J. LINDAL has served as a director of the Company since 1981, and was employed by the Company as Administration Manager in 1982. Mr. Lindal was elected Assistant Secretary in 1986 and Vice President Information Systems and Assistant Secretary in 1990.

     EVERETT G. MARTIN has been employed by the Company since 1967 in a variety of key sales and administrative positions. Mr. Martin has been associated with this Company and its predecessors in a variety of positions since 1951. For the past twenty-eight years he has been the Supervisor of the Company's mid-west U.
S. and eastern Canada operations. Mr. Martin was elected Vice President Midwest and Eastern Canada in 1986. Mr. Martin has served as a Director since 1986.

     HARRY A. PRYDE is currently the president of The Pryde Corporation, a full service property management firm and a builder/developer of single and multi-family housing. He is also a member of the board of directors of Enterprise Bank and several non-profit entities. Mr. Pryde is a past president of the National Association of Home Builders, as well as the Seattle Master Builders Association and the Washington State Home Builders Association. He was elected a Director of the Company in 1994.

     RICK L. STANLEY has been active, since 1990, with his wife in Custom Cedars of Idaho, a Company distributor. From 1992 to 1994, Custom Cedars of Idaho has been the Company's fourth, second and sixth best dealership based on home packages delivered. Mr. Stanley is the President of Custom Cedars of Idaho and was elected as a director of the Company in January 1995.

     DANIEL B. WARD has been active in financial, marketing and import-export trade consulting since 1977. Currently, Mr. Ward is on the Board of Directors of several non-public companies and is the chief executive officer of Future Media Systems, a company involved in multi-media products. He was elected a Director of the Company in 1993.

     CHARLES R. WIDMAN has been the President of Widman Associates, Inc., forest industry analysts, since 1993. From 1991 to 1993, Mr. Widman was an executive consultant with Sandwell, Inc., a diversified international consulting firm specializing in engineering and the forest industry. From 1978 to 1991, he was Chairman and CEO of Widman Management Limited. After being purchased by Sandwell, Inc. in 1991, Widman Management Limited continues to operate as Widman Management Consultants. Mr. Widman was elected a Director in 1993.

     WILLIAM M. WEISFIELD has been the chief operating officer of Northern Capital Company, a privately held investment company in Seattle, Washington since January 1994. From December 1992 to December 1993, Mr. Weisfield was the chief operating officer of The Robbins Company in Kent, Washington, a manufacturer of underground tunnel boring machines. From 1988 to December 1992, Mr. Weisfield was the Chief Executive Officer of Cornerstone Columbia Development Company, a Seattle, Washington real estate development firm. From 1978 to 1982, Mr. Weisfield was Chairman of the Board of the Federal Home Loan Bank of Seattle and he is currently Vice-Chairman of the Board of Regents of Seattle University. Mr. Weisfield currently is also a member of the Board of Directors of UTILX Corporation, a NASDAQ traded company, and several non-public entities.

     RICHARD C. BENDIX joined the Company in 1988 as marketing manager and in 1989 was named Vice President Marketing. Prior to joining the Company, Mr. Bendix was employed by Monterey Domes Inc. from 1980 to 1988 where he last served as Executive Vice President.

     JOHN F. DACY joined the Company in 1976 and has been the Company's Chief Financial Officer since 1981.

     GARY D. KLINE joined the Company in 1973 and has worked in several key positions in the scheduling and production areas. Mr. Kline was elected Vice President Operations in 1983.

     FRANK D. KNOWLES joined the Company in 1993 as Vice President Dealer Development and was appointed Vice President Sales in April 1995. Mr. Knowles was Vice-President Franchising for Mid-Continent Restaurants from 1991 to 1993, Director of Development for WSMP, Inc. (Western Steer Restaurants) from 1989 to 1991, and Franchise Manager for I Can't Believe It's Yogurt from 1987 to 1989.

                           COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company is paid $2,000 a year, payable $500 per quarter and an additional $250 for each meeting of the Board of Directors attended. The chairman of each committee is paid $1,000 per year, payable $250 per quarter. Each committee member, including the chairman, is paid $250 for each meeting of the committee attended. In addition, the Company may pay a fee of $250 for significant non-Board or committee meetings, such as meetings with accountants, counsel or Company executives to review or discuss matters relating to Board or committee matters.

     Each Director who is not an employee of the Company is eligible to participate in the Directors' and Distributors' Stock Option Plan ("Plan"). The Plan provides for an annual grant of options to purchase one share of common stock to each non-employee Director for each $1,000 of net annual after-tax earnings of the Company during the year. The exercise price of the options is the market price as of the first business day of October preceding the year in which the options are granted. However, if the Amendment to the Plan described below is approved by the shareholders, each non-employee Director would receive options to purchase 10,000 shares upon becoming a Director and options to purchase 5,000 shares as of October 1 of each year he or she continues as a Director and the exercise price would be the market price on the date of grant.

     As of the end of 1993, each of Messrs. Ward, Kollerer, Widman and McLennaghan received options to purchase 708 shares at a price of $6.36 per share (adjusted for the 10% stock dividend paid May 12, 1993). As of the end of 1994, each of Messrs. Ward, Kollerer, Widman, McLennaghan, Pryde and Weisfield received options to purchase 1,017 shares at $6.00 per share. Options granted to non-employee Directors are nonassignable except by will or the laws of dissent and distribution. Options granted are automatically fully vested and are exercisable six (6) months after the date of grant. Options granted to non-employee Directors expire at the earlier of ten (10) years from the grant date, ninety (90) days after the option holder ceases to be a Director for any reason other than death, or one (1) year after death. However, options granted to Directors who are also Company distributors are subject to the vesting and expiration rules described in the next paragraph for options granted to distributors.

     Non-employee Directors who are also Company distributors and members of the Top Distributor Advisory Council are eligible to receive options to purchase shares of the Company's stock each year in the amount of 100 shares for each year during which the person was a member of the Council (without regard to years of service as a Director). Mr. Stanley is a member of the Council and is eligible for options granted under the Plan. Options granted to distributors under the Plan vest over a period of four (4) years and expire at the earliest of ten (10) years following the date of grant or ninety (90) days after the option holder ceases to be a distributor (or one year after death).

       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16 of the Securities Exchange Act of 1934 and rules adopted thereunder establish requirements for officers, directors and beneficial owners of ten percent or more of the Company's outstanding common stock to report transactions and holdings in the Company's securities.

     With respect to 1994, Mr. Gary D. Kline filed an incomplete Form 5. An amended Form 5 has been filed to correct this omission. The Company believes, based upon copies of reports furnished to it and written representations that no other reports were required, that all filings under Section 16 have now been made.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company presently has an Executive Committee which exercises all the powers of the Board of Directors when the Board of Directors is not in session, except the authority to (1) amend the Certificate of Incorporation; (2) adopt an agreement of merger or consolidation under Section 251 or 252 of the Delaware Corporation Law; (3) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (4) recommend to the stockholders a dissolution of the corporation or a revocation of dissolution; or (5) amend the bylaws of the Company. The Executive Committee presently consists of Sir Walter Lindal, Robert W. Lindal and Douglas F. Lindal. The Executive Committee met five times in 1994.

     The Company also has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Research and Development Committee. The Audit Committee is responsible for reviewing the results of the audit of the Company performed by its independent public accountants. The Audit Committee met five times in 1994. Its members were Daniel B. Ward, William M. Weisfield and Robert M. McLennaghan.

     The Compensation Committee is responsible for determining salary and bonus compensation to executive officers who also own five percent or more of the Company's common stock and to report thereon to the Board of Directors. The Compensation Committee, which consisted of William M. Weisfield and Daniel B. Ward, met nine times in 1994.

     The Stock Option Committee has the authority to grant stock options under the Company's 1984 Incentive Stock Option Plan and the 1988 Combined Incentive Stock Option Plan and Nonqualified Stock Option Plan. The Stock Option Committee consisted of William M. Weisfield and Daniel B. Ward. The Stock Option Committee met one time in 1994.

     The Company has a Research and Development Committee, which consisted of Sir Walter Lindal, Daniel B. Ward and Everett G. Martin. The committee did not meet formally in 1994.

                           RELATED PARTY TRANSACTIONS

     Mr. Rick Stanley is the President of Custom Cedars of Idaho, a Company distributor since 1990. Sales to Custom Cedars of Idaho, all of which were on normal trade terms, were $559,000 in 1994.

     In 1994, the Company made payments aggregating $57,886 to Lindal family members under a variety of agreements. Of this amount, $34,000 was paid to Lindal, Inc. in connection with certain royalty agreements; $2,886 was paid to Lindal, Inc. to reimburse it for research and development expenses; $6,750 was paid to each of Robert W. Lindal and Douglas F. Lindal for rental payments on property owned by them which is leased by the Company; and $7,500 was paid to Robert M. McLennaghan, the husband of Bonnie G. McLennaghan, for consulting services in connection with sales and marketing by the Company.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation for services rendered during fiscal years 1994, 1993 and 1992 for the Chief Executive Officer and each of the three highest paid executive officers of the Company whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                                 ANNUAL COMPENSATION       AWARDS
                                                        ------------
                                 -------------------       STOCK             OTHER
       NAME AND                  SALARY(1)    BONUS      OPTIONS(2)     COMPENSATION(3)
  PRINCIPAL POSITION     YEAR       ($)        ($)          (#)               ($)
- - -----------------------  ----    ---------    ------    ------------    ---------------
Robert W. Lindal         1994     153,766     20,350       10,000            5,849
CEO/Chairman             1993     136,976     20,691        5,000            5,248
                         1992     132,217     75,202        5,500            8,554
Douglas F. Lindal        1994     133,424     20,589       10,000            3,721
President                1993     119,328     20,865        5,000            3,317
                         1992     115,183     74,034        5,500            6,068
Sir Walter Lindal        1994     139,992     14,000       10,000            2,541
Secretary                1993     124,689     14,000        5,000            2,599
                         1992     117,827     48,034        5,500            2,723
Bonnie G. McLennaghan    1994      90,996     10,002       10,000            2,919
Vice President           1993      80,348     10,271        5,000            2,306
                         1992      76,057     33,301        5,500            3,942

- - ---------------

(1) Includes base salary; taxable life insurance in accordance with the Company's term life insurance plan; life insurance premiums paid for Mr. Robert W. Lindal and Ms. Bonnie G. McLennaghan; purchase of one-half of each named executive's unused sick leave; cash paid for business use of personal automobile for which there is no accounting to the Company for Mr. Douglas
    F. Lindal and Ms. Bonnie G. McLennaghan; and amounts paid for medical expenses not covered by the Company's medical plan under a program available only to executives.

(2) Adjusted as necessary for a 10% stock dividend issued May 12, 1993 and for a 5-for-4 stock split effected in the form of a 25% stock dividend on April 27, 1992.

(3) For Robert W. Lindal, Douglas F. Lindal and Bonnie G. McLennaghan, Other Compensation consists of amounts contributed, at the discretion of the Board of Directors, to the Company's 401(k) Plan and a 25% matching contribution of such employees' contributions to the Plan. For Mr. Robert W. Lindal it also includes the benefit of personal use of a Company automobile. For Sir Walter Lindal Other Compensation consists of the benefit of personal use of a Company automobile. For Robert W. Lindal, Douglas F. Lindal and Bonnie G. McLennaghan, Other Compensation for 1992 also includes amounts paid to plan participants for surrender charges incurred when the Company changed investment options in its 401(k) Plan.

     The Company has two employee stock option plans, an Incentive Stock Option Plan effective December 21, 1984 ("1984 Plan") and a 1988 Combined Incentive and Nonqualified Stock Option Plan adopted at the Company's 1988 Annual Meeting of Shareholders ("1988 Plan"). Options to purchase common stock have been granted under the plans to officers and key employees of the Company. The 1984 Plan expired on December 21, 1994. The following tables show stock option grants and exercises in fiscal year 1994 to and by the executive officers of the Company and the year end values of unexercised options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                                                                    REALIZABLE
                                                                                       VALUE
                                                                                    AT ASSUMED
                               INDIVIDUAL GRANTS                                   ANNUAL RATES
- - -------------------------------------------------------------------------------   OF STOCK PRICE
                                            % OF TOTAL                             APPRECIATION
                                            GRANTED TO    EXERCISE                FOR OPTION TERM
                               OPTIONS     EMPLOYEES IN   OR BASE                 ---------------
                              GRANTED(1)   FISCAL YEAR    PRICE(2)   EXPIRATION     5%      10%
            NAME                 (#)           (%)          ($)         DATE       ($)      ($)
            (A)                  (B)           (C)          (D)         (E)        (F)      (G)
- - ----------------------------  ----------   ------------   --------   ----------   ------   ------
Robert W. Lindal                10,000        10.05%        3.50       11/11/04   22,011   55,781
Douglas F. Lindal               10,000        10.05%        3.50       11/11/04   22,011   55,781
Sir Walter Lindal               10,000        10.05%        3.50       11/11/04   22,011   55,781
Bonnie G. McLennaghan           10,000        10.05%        3.50       11/11/04   22,011   55,781

- - ---------------

(1) The options are immediately exercisable and were granted for a term of 10 years.

(2) The options have an exercise price equal to the market value on the date of grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED             IN THE MONEY OPTIONS
                          SHARES                          OPTIONS AT YEAR-END                 AT YEAR-END(2)
                        ACQUIRED ON      VALUE       -----------------------------     -----------------------------
                        EXERCISE(1)     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
         NAME               (#)           ($)            (#)              (#)              ($)              ($)
         (A)                (B)           (C)            (D)              (D)              (E)              (E)
- - ----------------------  -----------     --------     -----------     -------------     -----------     -------------
Robert W. Lindal                0             0         27,375                0          (35,469)               0
Douglas F. Lindal               0             0         27,375                0          (35,469)               0
Sir Walter Lindal               0             0         27,375                0          (35,469)               0
Bonnie G. McLennaghan           0             0         27,375                0          (35,469)               0

- - ---------------

(1) Number of securities underlying options exercised.

(2) Based on a fair market value at fiscal year-end of $3.50.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is currently composed of two of the Company's outside directors, William M. Weisfield and Daniel B. Ward. Robert M. McLennaghan served on the Committee, in an interim capacity, until May 1994 when Mr. Weisfield was elected to the Committee by the Board. The Committee is responsible for setting and administering policies that govern compensation for the Chief Executive Officer and executive officers who own 5% or more of the Company's outstanding common stock ("Owner/Officers"). The Committee is also involved with setting the compensation of other executive officers. The Stock Option Committee governs the stock option programs.

COMPENSATION PHILOSOPHY

     The fundamental philosophy of the Company's compensation program is to be internally consistent basing increases on merit while maintaining externally competitive salary levels.

FORMS OF COMPENSATION

     Compensation for the Owner/Officers is based on the above philosophy and consists of the following components: Base pay, bonuses, stock options and benefits.

     Base Salary. The Committee reviews and approves all salary changes for Owner/Officers. The Committee bases its approval of individual salary levels on the compensation budget for the Company, performance-based evaluations, recommendations by the Executive Committee and comparisons to published compensation levels for manufacturing companies of similar size and profitability. Additionally, in 1994 the Committee adjusted the base salary of the Owner/Officers to a level that would allow for a meaningful bonus program.

     Bonus. The bonus portion of the compensation is based on the performance of the Company. In the latter part of 1992, the Committee established a program that was to base 1993 and future year's bonus compensation, for Owner/Officers and other executives, on selected performance criteria. This program, in its first year of operation, needed clarification and modification.

     In 1994, the Committee focused on devising a workable plan that is based on selected performance criteria, including the profitability of the Company. The Committee consulted with independent compensation experts when devising this plan. The time required to formulate the plan did not allow for practical implementation in 1994. However, this plan has been implemented for 1995.

     Stock Options. Non-qualified or incentive options are periodically granted to all Owner/Officers. Incentive stock options are periodically granted to other executive officers and certain other employees by the Stock Option Committee.

1994 COMPENSATION

     The total salary and bonus for the Chief Executive Officer and all Owner/Officers as a group, increased 10% and 11%, respectively, from 1993 to 1994. The compensation review, which is described below, resulted in base salary increases for the Chief Executive Officer and all

Owner/Officers as a group of 21% and 25%, respectively. The lack of increase in bonus compensation for the Chief Executive Officer and the other Owner/Officers, despite a 44% increase in the Company's net earnings, balanced the adjustments in base salary and resulted in the relatively smaller increases in total salary and bonus.

     As part of the process of formulating a revised bonus plan, the Committee reviewed the base salaries of the Owner/Officers. It was determined, through consultation with independent compensation experts, that the base salary of the Owner/Officers needed to be adjusted to arrive at a level that allowed a workable bonus plan. Accordingly, the base salary of the Owner/Officers, as a group, was increased by approximately 25% effective September 1, 1994. The base salary of the Chief Executive Officer increased from approximately $142,000 per annum to approximately $172,000 per annum, effective September 1, 1994. It is the opinion of the Committee, based upon input from independent compensation consultants, that the revised base salaries are consistent with base salaries for manufacturing companies of similar size and profitability.

     Since a definitive bonus plan was not in place for 1994, the bonus pools for the Owner/Officers and other executive officers were determined by the Committee, based on the philosophy described above, historical consistency, the performance of the Company given general economic conditions and the economic conditions in the housing industry in particular. The increases in base salary were also considered when arriving at the appropriate bonuses for the Owner/Officers. The bonus pool for the Owner/Officers was virtually unchanged from 1993, despite a 44% increase in net earnings. The allocation of the bonus pool for other executive officers was determined by the Executive Committee, with consideration given to individual performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Committee was composed of Messrs. McLennaghan and Ward, until Mr. Weisfield's appointment in May 1994. Mr. McLennaghan is the husband of Bonnie G. McLennaghan, who is the daughter of Sir Walter Lindal and the sister of Robert
W. Lindal, Douglas F. Lindal and Martin J. Lindal.

                                              COMPENSATION COMMITTEE

                                              William M. Weisfield, Chairman
                                              Daniel B. Ward

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares for each of the last five calendar years ending December 31, 1994 the cumulative total return of the Company, the NASDAQ Market Index and the Media General Residential Construction Index. Cumulative total return assumes $100 invested January 1, 1990 and reinvestment of all dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG LINDAL CEDAR HOMES, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                               [CHARISMA GRAPH]

      MEASUREMENT PERIOD         LINDAL CEDAR    INDUSTRY
    (FISCAL YEAR COVERED)         HOMES, INC.      INDEX       BROAD MARKET
1989                                 100          100             100
1990                                 115.01        65.17           81.12
1991                                 148.53       132.22          104.14
1992                                 199.42       149.21          105.16
1993                                 189.12       197.36          126.14
1994                                  98.34       119.43          132.44

                    ASSUMES $100 INVESTED ON JANUARY 1, 1990
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 30, 1994

                            PROPOSAL TO SHAREHOLDERS

              PROPOSAL 3: AMENDMENT TO DIRECTORS AND DISTRIBUTORS
                               STOCK OPTION PLAN

AMENDMENT OF DIRECTORS AND DISTRIBUTORS STOCK OPTION PLAN.

     In 1993, the shareholders approved the Directors and Distributors Stock Option Plan for grants of options to non-employee members of the Board of Directors and to certain distributors who sell the Company's products. 110,000 shares of common stock of the Company were reserved for issuance under the Plan.

     The Plan provides for an annual grant of options to purchase one share of Common Stock to each non-employee director of the Company for each $1,000 of net annual after-tax earnings of the Company for the year. The exercise price of the options is the market price on the first day of October of the preceding year. Options are granted to those persons serving as non-employee directors on the last day of the year.

     For the year ending December 31, 1993, options to purchase 708 shares were issued to each of Robert M. McLennaghan, Daniel B. Ward, Charles R. Widman and Charles T. Kollerer as non-employee directors under the Plan. As of December 31, 1994, options were issued to each of Robert M. McLennaghan, Harry A. Pryde, Daniel B. Ward, Charles R. Widman, Charles T. Kollerer and William M. Weisfield to purchase 1,017 shares of common stock of the Company.

PROPOSED AMENDMENT.

     The Board of Directors recommends the adoption of an amendment to the Directors and Distributors Stock Option Plan in the following respects:

          1. Non-employee directors when first elected to the Board by the shareholders would receive an initial grant of options to purchase 10,000 shares of the Company's Common Stock at the fair market value upon that date. The non-employee directors in office when this Amendment is approved by the shareholders (i.e. Messrs. Pryde, Stanley, Ward, Widman and Weisfield) would receive a grant of options to purchase 10,000 shares on the date the amendment is approved.

          2. Options would be granted to non-employee members of the Board of Directors each year on October 1, commencing in 1995, to purchase 5,000 shares of the Company's Common Stock at the fair market value on that date.

          3. No options would be granted with respect to 1995 and later years based upon earnings of the Company.

          4. The number of shares reserved for issuance under the Plan would be increased from 110,000 to 210,000 to provide enough shares to cover options likely to be granted over the next four to five years.

     All other terms and conditions of the Plan applicable to options granted to non-employee members of the Board of Directors would remain in effect.

PURPOSES OF AMENDMENT.

     The Board of Directors is responsible for overall direction of the Company and outside directors provide valuable services to the Company in that capacity. The Plan was originally recommended by the Board of Directors and approved by the shareholders in order to attract and retain the services of experienced and knowledgeable non-employee directors and to provide an incentive for non-employee directors to increase their proprietary interest in the Company's Common Stock.

     The Company's senior management and the Board of Directors believe that the Plan as it applies to non-employee directors has not substantially contributed to the objectives for which it was originally intended. It is the belief of management and the Board that the number of shares of stock subject to options under the Directors and Distributors Stock Option Plan is insufficient to attract potential non-employee directors to serve on the Board. Management and the Board recommend that the number of shares subject to options granted to outside directors be substantially increased in order to attract candidates to serve on the Board and to insure that all non-employee directors have a significant potential shareholder interest in the long term success of the Company and in the performance of its stock.

     This change would only affect options granted in 1995 and subsequent years and would not affect any options granted in 1993 or 1994 to any directors. No further options would be granted under the provisions of the Plan based upon earnings of the Company.

     The Plan is administered by the Executive Committee of the Board of Directors, the members of which are not eligible to participate under the Plan. Options granted to non-employee directors are automatic under the Plan and neither the Board nor the Executive Committee has authority to change the determination of the price, the number of shares or other material aspects of the options granted to eligible directors. Approval by the Company's shareholders is required for adoption of the amendment.

     THE BOARD HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT TO THE DIRECTORS AND DISTRIBUTORS STOCK OPTION PLAN AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3. ADOPTION OF THE AMENDMENT WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AT THE 1995 ANNUAL MEETING.

                       PROPOSAL 4:  ELECTION OF AUDITORS

     KPMG Peat Marwick, certified public accountants, has been nominated by the Board of Directors for election as independent auditors to examine the consolidated financial statements of the Company for the year ending December 31, 1995. KPMG Peat Marwick has served as the independent auditor of the Company's United States operations since 1968 and of the Company's Canadian operations since 1970. A representative of KPMG Peat Marwick will be present at the 1995 Annual Meeting to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF THE INDEPENDENT AUDITORS.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders intended to be presented at the 1996 Annual Meeting and to be included in the Company's Proxy or Information Statement, must be received by the Company at its principal executive offices no later than December 31, 1995, and must otherwise comply with the rules issued under the Securities Exchange Act of 1934.

                                          By Order of the Board of Directors

                                          SIR WALTER LINDAL
                                          Chairman Emeritus and Secretary

For a copy of the Annual Report on Form 10-K to the Securities and Exchange Commission, please write:

                                          Sir Walter Lindal, Secretary
                                          Lindal Cedar Homes, Inc.
                                          Post Office Box 24426
                                          Seattle, Washington 98124

                                   APPENDIX A

                              AMENDMENT TO BYLAWS
                                       OF
                            LINDAL CEDAR HOMES, INC.

     BE IT RESOLVED, that Article IV ("Board of Directors"), Section 4.2 ("Number, Tenure and Qualification") shall be amended to read in its entirety as follows:

     SECTION 4.2. Number, Tenure and Qualifications. Except as otherwise provided in this Section, each director shall be elected at the annual meeting of stockholders for a term of two years. The directors of the corporation shall be divided into two classes as nearly equal in number as possible. Effective upon adoption of this Amendment to the bylaws, the first class shall consist of five directors and the second class shall consist of five directors. At the meeting of shareholders at which this Amendment to the bylaws is adopted, five persons shall be elected as directors of the first class and five persons shall be elected as directors of the second class. The term of office of the first class shall expire at the annual meeting next occurring following the meeting of shareholders at which this Amendment to the bylaws is adopted; and the term of office of the second class shall expire at the second annual meeting following the meeting at which this Amendment to the bylaws is adopted. Thereafter, at each annual meeting, directors shall be chosen for a full two-year term to succeed those whose terms have expired. The number of directors of either or both classes may be increased or decreased from time to time by resolution adopted by the directors or by the shareholders amending these bylaws in accordance with the provisions hereof. No decrease shall have the effect of shortening the term of any incumbent director unless such director resigns or is removed in accordance with the provisions of these bylaws, the Certificate of Incorporation and applicable law. Directors need not be residents of the State of Delaware or shareholders of the corporation. Newly created directorships and all other vacancies may be filled at any time by a majority vote of the directors then in office, although less than a quorum.

                                   APPENDIX B

                  SECOND AMENDMENT TO LINDAL CEDAR HOMES, INC.
                  DIRECTORS AND DISTRIBUTORS STOCK OPTION PLAN

     THIS AMENDMENT is to that certain Directors and Distributors Stock Option Plan of Lindal Cedar Homes, Inc., a Delaware corporation ("Company") approved by the shareholders of the Company at the Annual Meeting of Shareholders held on May 27, 1993 as amended by Amendment thereto approved by the shareholders of the Company at the Annual Meeting of Shareholders held on May 26, 1994 (collectively, the "Plan"). Capitalized terms used in this Amendment shall have the same meaning set forth in the Plan except as otherwise specified herein.

     The Plan is hereby amended as follows:

     1. Grants of Options to Eligible Directors. Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

          Following adoption of this Amendment by the shareholders at the Annual Meeting of Shareholders in 1995, options shall be granted to purchase Common Stock of the Company pursuant to this Plan as follows:

             (a) Initial Grants at the time an Eligible Director is first elected by the shareholders as a Director of the Company (or in the case of Eligible Directors who are Directors at the time this Amendment is approved by the shareholders, upon the date of such approval), options to purchase 10,000 shares for each Eligible Director; and

             (b) Annual Grants on October 1 of each year beginning with the year 1995, options to purchase 5,000 shares for each such Eligible Director.

             Each date specified in (a) and (b) above is hereinafter referred to as a "Grant Date." If on any Grant Date the number of shares of Common Stock available under Section 6 of the Plan for the grant of options is insufficient to permit options to acquire the full number of shares of Common Stock determined in accordance with the preceding sentence to each Eligible Director, then each Eligible Director shall instead be granted an option to acquire a whole number of shares of Common Stock equal to the number of shares then available divided by the number of Eligible Directors entitled to receive options on the Grant Date. The exercise price of each option shall be the fair market value (as defined in Section 4.2 of the Plan) of the Common Stock on the Grant Date. All grants of options to Eligible Directors shall occur automatically without further action of the Board of Directors. Notwithstanding any other provision of the Plan as amended hereby, no Director shall be awarded more than one Initial Grant during the entire term of the Plan.

          2. Shares Available for Options. Section 6 of the Plan is hereby amended to provide that the aggregate number of shares reserved for issuance upon exercise of options granted under the Plan shall be 210,000 shares as constituted on the day this Amendment is approved by the shareholders of the Company.

          3. Effect of Amendment. This Amendment is conditioned upon approval by the affirmative vote of the holders of at least a majority of the shares of Common Stock present, in person or by proxy, at the annual meeting of the shareholders of the Company held for the year 1995, or any adjournment thereof. Except as specifically amended hereby, the Plan is ratified and approved. Pursuant to Section 4.1 of the Plan as in effect prior to this Amendment, Options have been granted to Eligible Directors pursuant to the Plan with respect to the years 1993 and 1994, which options are hereby confirmed. Following approval of this Amendment by the shareholders of the Company, options shall be granted to Eligible Directors for periods after 1994 only pursuant to Section 4.1 as awarded hereby.

                            LINDAL CEDAR HOMES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 25, 1995

  The undersigned hereby appoints Sir Walter Lindal and Robert W. Lindal or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Lindal Cedar Homes, Inc.

1. To amend the Bylaws to provide for the classification of directors.

                   / / FOR      / / AGAINST      / / ABSTAIN

2. Election of the following nominees, as set forth in the Proxy Statement:

                              / / FOR all nominees

   Sir Walter Lindal, Robert W. Lindal, Douglas F. Lindal, Martin J. Lindal,
                               Everett G. Martin,
 Rick L. Stanley, Harry A. Pryde, Daniel B. Ward, Charles R. Widman and William
                                 M. Weisfield.

                     / / WITHHOLD AUTHORITY to vote for all

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- - --------------------------------------------------------------------------------

3. To amend the Company's Directors and Distributors Stock Option Plan.

                   / / FOR      / / AGAINST      / / ABSTAIN

4. To elect KPMG Peat Marwick as auditors to examine the financial statements of the Company for the year ending December 31, 1995.

                   / / FOR      / / AGAINST      / / ABSTAIN

5. The transaction of such other business as may properly come before the meeting.

                   / / FOR      / / AGAINST      / / ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 1, 3, 4 AND 5 IF NO INSTRUCTION IS GIVEN.

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THIS PROXY IN THE
                                                ENCLOSED ENVELOPE

                                                DATED:               , 1995
                                                __________________________  L.S.
                                                __________________________  L.S.

                                                (Note: Please sign exactly as
                                                your name appears hereon.
                                                Executors, administrators,
                                                trustees, etc. should so
                                                indicate when signing, giving
                                                full title as such. If signer is
                                                a corporation, execute in full
                                                corporate name by authorized
                                                officer. If shares held in the
                                                name of two or more persons, all
                                                should sign.)